Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

National Bancshares Corporation’s 2004 Earnings Increased Over 10%

ORRVILLE, Ohio, February 23, 2005 / PR NEWSWIRE / — As the year 2004 came to a close, National Bancshares Corporation (OTC: NBOH), the holding company of First National Bank (www.fnborrville.com), experienced growth in many areas of the company. From the financial perspective, National Bancshares reached new highs in earnings and balance sheet growth. Net income of over $2.9 million, increased $267 thousand, or 10.1%, above that of the previous year. This increase was driven by growth in both net interest income and non-interest income. A number of balance sheet totals posted gains as well. Total assets reached over $308 million, growing by $7.2 million, or 2.4%, above the end of 2003. Total loans grew by $9.7 million, or 5.2%, while total deposits increased by $5.7 million, or 2.3%, above December 31, 2003.

Cash dividends declared for the year 2004 amounted to 61¢ per share. “This is a 5.2% increase over the previous year,” reported Charles Dolezal, President. “This continues our long history of increasing cash dividends for over 35 consecutive years. The market value of our common stock increased approximately 13.4% during the course of 2004.”

“As the competitive scene in the markets we serve changed during the past year, we added sales staff and continued the extensive training programs we embarked upon in 2003,” continued Dolezal. “Responsibility lines were shifted in the organization to support faster and more effective decision-making and execution of customer service. We will continue to change the organizational structure to meet the needs of a changing marketplace. We are analyzing the service demands of our customers on an ongoing basis to ensure we have the products and services that meet their needs. Several new products were recently unveiled with several more to be introduced soon, including Online Bill Payment which will enhance our online banking service. We also continue to seek opportunities to expand our service area either within our current markets or in new geographic markets.”

“During the past several years we have seen a number of changes in the regulatory environment in which we operate. This includes changes from how banking regulators review and analyze banks to the Sarbanes-Oxley Act enacted in 2002. This congressionally-mandated act imposes new regulatory requirements on all SEC reporting companies. As an SEC filer, we are bound by the provisions of this new law. It requires extensive documentation and testing of internal control procedures as well as a host of other requirements. We estimate our cost of meeting the requirements of this new law to be in excess of $100,000. Hopefully, efficiencies and operational cost savings will be identified in the process of meeting these requirements.”

“As we enter 2005 we see an improving business environment and a better overall economy. We are optimistic as we enter 2005 and embrace the opportunities this new year presents.”

National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi, and Seville.

Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. The company disclaims any obligation to publicly update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

	2004	2003
ASSETS
Cash and due from banks	$11,756,454	$11,506,999
Federal funds sold	6,070,000	—

Total cash and cash equivalents	17,826,454	11,506,999
Interest-bearing time deposits with other banks	—	999,048
Securities available for sale	60,461,982	67,189,563
Securities held to maturity (fair value: 2004 - $16,444,769; 2003 - $17,300,084)	15,865,047	16,603,556
Federal bank stock	2,877,850	2,771,350
Loans held for sale	57,000	—
Loans, net of allowance for loan losses: 2004 - $1,763,298; 2003 - $1,603,568	196,724,596	187,056,241
Premises and equipment, net	4,366,780	4,737,018
Foreclosed assets	46,000	—
Goodwill	4,722,775	4,722,775
Identified intangible assets	1,386,577	1,654,086
Accrued interest receivable	1,615,798	1,622,090
Other assets	2,474,070	2,386,649

	$308,424,929	$301,249,375

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$47,569,690	$38,821,286
Interest-bearing	200,952,786	204,026,005

Total deposits	248,522,476	242,847,291
Repurchase agreements	3,888,235	2,786,848
Federal Reserve note account	791,007	319,563
Federal Home Loan Bank advances	17,000,000	17,034,291
Accrued expenses and other liabilities	2,903,890	3,456,647

Total liabilities	273,105,608	266,444,640
Shareholders’ equity
Common stock, no par value; 6,000,000 shares authorized; 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in capital	4,689,800	4,689,800
Retained earnings	19,397,601	17,849,899
Treasury stock, at cost (55,040 shares)	(1,189,493)	(1,189,493)
Accumulated other comprehensive income	973,773	2,006,889

Total shareholders’ equity	35,319,321	34,804,735

	$308,424,929	$301,249,375

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest and dividend income
Loans, including fees	$11,098,476	$10,833,688	$11,974,356
Federal funds sold	75,138	85,635	136,263
Securities:
Taxable	3,213,539	3,186,618	2,980,610
Nontaxable	924,846	937,868	849,924

Total interest and dividend income	15,311,999	15,043,809	15,941,153
Interest expense
Deposits	2,473,832	3,016,172	4,384,154
Short-term borrowings	15,037	6,996	13,551
Federal Home Loan Bank advances	857,453	716,848	530,069

Total interest expense	3,346,322	3,740,016	4,927,774

Net interest income	11,965,677	11,303,793	11,013,379
Provision for loan losses	177,500	245,000	1,569,402

Net interest income after provision for loan losses	11,788,177	11,058,793	9,443,977
Noninterest income
Checking account fees	790,928	752,833	754,341
Gain on sale of loans	67,379	115,982	8,409
Securities gains, net	432,915	72,290	182,324
Other	604,091	590,915	512,957

Total noninterest income	1,895,313	1,532,020	1,458,031
Noninterest expense
Salaries and employee benefits	5,351,230	4,844,909	4,338,987
Data processing	970,492	794,932	738,643
Net occupancy	410,276	404,489	345,858
Depreciation — furniture and fixtures	363,391	353,601	327,634
Franchise tax	355,469	321,824	302,880
Maintenance and repairs	262,777	267,261	238,735
Amortization of intangibles	267,509	275,647	145,227
Dues, subscriptions and fees	262,079	213,721	158,810
Marketing	181,526	199,242	130,342
Other	1,472,713	1,464,890	1,271,658

Total noninterest expense	9,897,462	9,140,516	7,998,774

Income before income taxes	3,786,028	3,450,297	2,903,234
Income tax expense	875,288	806,746	648,460

Net income	$2,910,740	$2,643,551	$2,254,774

Weighted average common shares outstanding	2,234,488	2,234,488	2,228,510

Basic and diluted earnings per common share	$1.30	$1.18	$1.01

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